Exhibit 99.2

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Amy Figueroa

Investor Relations and Corporate Communications

Phone: (510) 665-7211

Email: afigueroa@dynavax.com

DYNAVAX ANNOUNCES PATH FOR

HEPLISAVTM HEPATITIS B VACCINE DEVELOPMENT

BERKELEY, CA - August 4, 2009 - Dynavax Technologies Corporation (Nasdaq: DVAX) today announced it has met with the U.S. Food and Drug Administration (FDA) to discuss its plans to resume development of HEPLISAV(TM), the Company's Phase 3 investigational hepatitis B vaccine.

Dynavax proposed the continued clinical development of HEPLISAV in populations that are less responsive to current licensed hepatitis B vaccines, including adults over 40 years of age, individuals with chronic kidney disease, and other groups such as individuals infected with HIV or diagnosed with chronic liver disease. The FDA expressed a general agreement that these populations are appropriate for further clinical development, pending the review of the study protocols and additional supportive data.

Dynavax plans to submit this information to the FDA in August 2009 with a goal of having the agency remove the clinical hold in September 2009. The Company is prepared to restart clinical trials in individuals with chronic kidney disease upon removal of the clinical hold.

About HEPLISAV

HEPLISAV is a Phase 3 investigational hepatitis B vaccine targeted for adults who are less responsive to current licensed hepatitis B vaccines, including adults over 40 years of age, individuals with chronic kidney disease (including end-stage renal disease, or ESRD, patients), and individuals infected with HIV or diagnosed with chronic liver disease (including hepatitis C virus).

Phase 3 data from the PHAST clinical trial demonstrate subjects over 40 years of age receiving two doses of HEPLISAV over one month achieved a seroprotection rate of 92%, compared to 75% of subjects receiving 3 doses of a licensed vaccine over six months. Over 2,500 individuals have been vaccinated with HEPLISAV to date.

Dynavax has worldwide commercial rights to HEPLISAV, which combines hepatitis B surface antigen (HBsAg) with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

Hepatitis B Vaccines and Market Opportunity

Hepatitis B is a chronic disease which can lead to cirrhosis of the liver and hepatocellular carcinoma. There is no cure for hepatitis B and disease prevention through effective vaccination is critical to reducing the spread of the disease. The total worldwide market for adult hepatitis B vaccines is estimated at over $500 million annually.

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ESRD Market - The ESRD market is large and growing rapidly. In the United States alone, there are approximately 500,000 ESRD patients and 100,000 new patients annually, with similar numbers in Europe. CDC recommends universal vaccination of ESRD patients. Since ESRD patients are less responsive to current vaccines, hepatitis B vaccination regimens for ESRD consist of 8 doses of Engerix-B(R) over six months (versus 3 doses for the general population). Many ESRD patients do not respond to vaccination and boosters or revaccination is recommended. As ESRD patients are vaccinated regularly at dialysis centers, this is a highly concentrated, renewable market that can be served by cost-effective, targeted sales distribution networks.

Other Markets - In addition to ESRD patients, other populations such as individuals infected with HIV or diagnosed with chronic liver disease are also less responsive to current hepatitis B vaccines and represent a large, poorly served market opportunity.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 vaccine targeted for individuals who are less responsive to current licensed hepatitis B vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements," that are subject to a number of risks and uncertainties, including statements related to the nature and timing of communications with the FDA regarding HEPLISAV, submissions of documents, and potential clinical trials. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether and when the FDA will remove the clinical hold on HEPLISAV, whether HEPLISAV can be further developed, financed or commercialized, or even if further development is permitted, that successful clinical development and regulatory approval can occur in a timely manner or without significant additional studies or difficulties or delays in development, the Company's ability to obtain additional financing to support its operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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Engerix-B(R) is a licensed trademark of GlaxoSmithKline.